Exhibit 99.1

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
John Wille — Vice President & CFO	John McNamara - General Information
201-337-9000	212-827-3771

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. REPORTS FOURTH QUARTER AND YEAR END RESULTS AND ANNOUNCES DIVIDEND

Oakland, N.J. — March 31, 2005 — RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today reported results for its fourth quarter and year ended December 31, 2004.

Consolidated net sales in the fourth quarter of 2004 were $67.6 million compared to $87.1 million in the fourth quarter of 2003, a decrease of 22.4%. A net loss of $7.1 million or ($0.34) per diluted share compared to net income of $9.0 million or $0.43 per diluted share in the fourth quarter of 2003.  The net loss resulted primarily from the sales decrease, the recognition by the Company of aggregate restructuring charges of $2.3 million pretax in the quarter related primarily to employee severance costs and a $3.7 million pretax write down of real estate held for sale.  For the twelve months ended December 31, 2004, consolidated net sales of $266.0 million were down $63.7 million or 19.3% compared to the prior year.  The net loss of $20.0 million or ($0.96) per diluted share compared to net income of $34.7 million or $1.68 per diluted share in 2003.  The net loss resulted primarily from the decline in net sales, the fourth quarter restructuring and asset impairment charges of $2.3 million and $3.6 million pretax respectively, a third quarter restructuring charge of $4.1 million pretax and a second quarter inventory write-down of $13.0 million pretax.  The fourth quarter and year-to-date results include Kids Line, LLC since its acquisition in December 2004.  Kids Line net sales during this period were approximately $3.1 million.

Mr. Andy Gatto, President and Chief Executive Officer commented, “We are pleased to have completed our acquisition of Kids Line in the fourth quarter.  Along with our Sassy, Inc. subsidiary, we believe we are now very well positioned to take advantage of the favorable demographics in the vibrant infant and juvenile sector.  Our traditional specialty gift segment continues to be challenged and we have put into place a number of product and sales channel changes that we believe will lead to improved results.  The recent acquisition of the Applause® trademark gives us the brand platform upon which to grow in new channels of distribution while protecting the Russ® brand within the specialty channel.”  Mr. Gatto concluded, “We believe these initiatives, in combination with the expansion of our infant and juvenile segment, position the Company well for future growth.”

As a result of the purchase of Kids Line, the Company has reclassified its reportable segments to (i) the gift segment, (ii) the infant and juvenile segment, which consists of Sassy and Kids Line, and (iii) the non-core segment, which consisted of Bright of America until its sale as of August 2, 2004.  Fourth quarter sales in the gift segment declined from $70.0 million in 2003 to $50.4 million in 2004.  The Company attributes this decline to the same factors that have impacted recent periods, including continued softness in the independent retail sales channel.  Fourth quarter sales in the infant and juvenile segment increased from $14.6 million in 2003 to $17.1 million in 2004, due primarily to the December

2004 acquisition of Kids Line, LLC. Non-core sales declined $2.5 million during the fourth quarter compared to the same period in 2003 as a result of the August 2, 2004 sale of Bright of America.

2004 gift sales decreased 24.3%, from $269.3 million in 2003 to 203.9 million.  The Company attributes this decline to the same factors that have impacted recent periods.  International sales benefited by approximately $7.5 million for the year due to favorable foreign exchange rates. Infant and juvenile sales increased by 13.7% due to growth in Sassy and the acquisition of Kids Line. Non-core sales declined by $5.1 million from 2003 due to the sale in 2004 of Bright of America.

The Company also announced the declaration of a dividend of $0.10 per share payable on April 21, 2005 to shareholders of record as of April 11, 2005.  As has been previously reported, in connection with its purchase of Kids Line, the Company entered into a Financing Agreement with Ableco Finance, LLC.  In accordance with the terms of an amendment to such Financing Agreement, executed as of March 31, 2005, dividends during the remainder of 2005 are limited to $0.05 per share for each remaining quarter, subject to conditions set forth in such amendment, all as described in the Company’s 2004 Annual Report on Form 10-K.

Management will hold a conference call at 10:00 a.m. ET on Friday, April 1, 2005 to discuss its financial results.  Individuals wishing to participate in the conference call should call 800-240-2134.  For interested individuals unable to join the call, a replay will be available through April 8, 2005 by dialing 800-405-2236, pass code 11027659.  Interested parties are invited to listen to the call live over the Internet at http://www.viavid.net.  A replay of the call will also be available for thirty days.

Russ Berrie and Company, Inc. (RUSS), a leader in the gift industry (and its wholly-owned subsidiaries), designs, develops, and distributes a variety of innovative gift, infant and juvenile products to specialty and mass market retailers worldwide.  Known for its teddy bears and other plush animals, the Company’s gift and juvenile lines are comprised of a diverse range of everyday, seasonal, and occasion-themed products that help people celebrate the milestones in their lives.   Founded in 1963 by the late Russ Berrie from a rented garage in New Jersey, today the Company operates offices, showrooms, and distribution centers all over the world and trades on the NYSE under the symbol RUS.

Note:  This press release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the ability to obtain debt financing to fund acquisitions, the current and future outlook of the global retail market, the ability to integrate new business ventures, the ability to meet covenants in Financing Agreement and other factors.

-(Financial Tables follow)-

RUSS BERRIE AND COMPANY, INC.

FINANCIAL SUMMARY

(Dollars in Thousands, Except Per Share Data)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2004	2003	2004	2003

Net sales	$67,554	$87,121	$265,959	$329,687

Cost of Sales	38,295	42,021	155,389	154,639

Gross profit	29,259	45,100	110,570	175,048

Selling, general and administrative expense	30,668	34,715	134,487	132,747

Investment and other income-net	3,947	(1,728)	1,446	(6,131)

(Loss) income before provision(benefit) for income taxes	(5,356)	12,113	(25,363)	48,432

Provision (Benefit) for income taxes	1,778	3,136	(5,363)	13,703

Net (loss) income	$(7,134)	$8,977	$(20,000)	$34,729

Net (loss) income per share:
Basic	$(0.34)	$0.43	$(0.96)	$1.69
Diluted	$(0.34)	$0.43	$(0.96)	$1.68

Weighted average shares:
Basic	20,824,000	20,650,000	20,781,000	20,599,000
Diluted	20,824,000	20,746,000	20,781,000	20,697,000

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RUSS BERRIE AND COMPANY, INC.

SELECTED BALANCE SHEET DATA

(Dollars in thousands)

	December 31,	December 31,
	2004	2003

Cash, cash equiv., marketable securities and other investment	$48,099	$232,050
Accounts receivable — net	75,722	82,795
Inventories — net	47,391	51,921
Other current assets	24,913	14,188
Property, plant and equipment and other assets	214,973	81,794
Total assets	$411,098	$462,748

Current portion of long-term debt	$25,250	$0
Other current liabilities	51,582	47,002
Deferred income taxes	0	328
Long-term debt excluding current portion	99,750	0
Total liabilities	176,582	47,330
Shareholders’ equity	234,516	415,418
Total liabilities and shareholders’ equity	$411,098	$462,748

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